Exhibit 4.3.11

TENTH AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

INCENTIVE SAVINGS PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) sponsors The PNC Financial Services Group, Inc. Incentive Savings Plan (the “Plan”);

WHEREAS, the Corporation previously adopted an amendment to the Plan called the Tenth Amendment, but should have designated that amendment as the Ninth Amendment to the Plan; and

WHEREAS, the Corporation has the authority under Article XIV to amend the Plan, and the Corporation wishes to amend the Plan as set forth below.

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows:

1.	The Tenth Amendment to the Plan is redesignated the Ninth Amendment to the Plan.

2.	Section 1.3 of the Plan is amended as set forth below to clarify the manner in which the Administrative Committee is appointed:

1.3 “Administrative Committee” means the committee appointed by the Chief Executive Officer of the Corporation or its delegate to administer the Plan.

3.	Section 1.17 of the Plan is amended to clarify the employees eligible to participate in the Plan:

1.17	“Eligible Employee” means any Employee who has satisfied all of the requirements to become a Participant under Article II, other than execution of an Elective Contribution Agreement. Eligible Employee does not include: (i) leased employees (which, in accordance with Code Section 414(n), means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient); (ii) interns; (iii) temporary employees or employees who are reclassified from another classification to temporary employees; and (iv) employees with no U.S. source income.

4.	The Plan is amended effective January 1, 2006 to add the following new Section 3.5:

3.5	Elective Transfers From PFPC Inc. Retirement Savings Plan

The Plan will accept an elective transfer from the PFPC Inc. Retirement Savings Plan on account of an Eligible Employee who is fully vested in the Eligible Employee’s account under the PFPC Inc. Retirement Savings Plan and who ceases to be covered by the PFPC Inc. Retirement Savings Plan because of a transfer of employment to the Employer or a Participating Employer.

5.	Section 6.1(b) of the Plan is amended effective November 22, 2005 to read as follows:

(b)	Investment of Matching Contributions

All Matching Contributions shall be made in Corporation Stock, or in the case of a Participant employed at the time the Matching Contribution is made by any Participating Employer that is a subsidiary of BlackRock, Inc., in BlackRock Stock. Effective November 22, 2005, a Participant may elect to reinvest Matching Contributions made on their behalf in Corporation Stock in any or all of the Investment Funds. A Participant who has attained age 50 may make an election in accordance with procedures established by the Plan Manager to have future Matching Contributions not made in the form of Corporation Stock or BlackRock Stock, as applicable, but to have them made in cash and automatically invested in accordance with the Participant’s investment elections.

6.	Section 8.1(b) is amended effective March 28, 2005 by adding the following paragraph to the end of that Section:

In the event of an involuntary cashout greater than $1,000, if the Participant does not elect to have such distribution paid to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, the Plan Administrator will pay the distribution in a direct rollover to an individual retirement account designated by the Plan Administrator.

7.	Section 8.4 of the Plan is amended to clarify that the installment method of payment has not been eliminated from the Plan.

8.	Section 9.1 of the Plan is amended as set forth below to clarify the manner in which regular withdrawals are available:

9.1	Regular Withdrawals

A Participant may request a withdrawal of after-tax contributions made under certain Prior Plans and of Employer Contributions made to this Plan and employer profit sharing contributions made under certain Prior Plans. To be eligible for such withdrawal, the funds must have been held in the Plan or a Prior Plan for at least two years, unless the funds were not matched by an employer, in which case they need not have been held for two years. A withdrawal will be charged first to after-tax contributions. A request for withdrawal must be made in accordance with procedures established by the Plan Manager. Such withdrawals may be made only once in any 12-month period.

9.	Sections 9.2(a) and 9.2(b) of the Plan are amended effective January 1, 2006 to read as follows:

(a)	Procedures and Funds Available

Upon the application of a Participant in accordance with the procedures established by the Plan Manager, the Plan Manager may authorize the Trustee to make a hardship withdrawal to a Participant if the Participant has an immediate and heavy financial need that cannot be reasonably satisfied from other resources of the Participant. The Plan Manager shall execute discretion in a uniform and nondiscriminatory manner.

Withdrawals under this Section 9.2 shall be limited to a Participant’s Elective Contributions and catch-up contributions made to this Plan and pre-tax contributions, including catch-up contributions, made under certain Prior Plans, Rollover Contributions made to this Plan and rollover contributions made under certain Prior Plans, other contributions made under certain Prior Plans and contributions that would have been eligible for regular withdrawal under Section 9.1 of the Plan, but were not available because of the two year holding period described in that Section. A hardship withdrawal will be charged in the order listed above.

(b)	Events That Are Deemed To Constitute Immediate And Heavy Financial Need

For purposes of this Section, the following events will be deemed to constitute an immediate and heavy financial need:

(1)	Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(3)	Payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or the Participant’s spouse, children, or dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B));

(4)	Payments necessary to prevent the eviction of the Participant from the participant’s principal residence or foreclosure on the mortgage on that residence;

(5)	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B));

(6)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7)	Any other financial need considered immediate and heavy under IRS regulations, rulings, notices or other documents of general applicability.

10.	Section 9.3 of the Plan is amended as set forth below to clarify the manner in which withdrawals are charged to investment funds:

9.3	Funding of Withdrawals

A withdrawal shall be charged to each applicable Investment Fund in the same proportion as the applicable sub-accounts’ assets are distributed among investment funds.

11.	Section 10.2(e) of the Plan is amended effective January 1, 2006 to read as follows:

(e)	Funding of Loans

Loans shall be funded by a pro rata liquidation of the Participant’s interest in each of the Investment Funds.

12.	Section 15.3 of the Plan is amended effective January 1, 2006 to add the following sentence to the end of that Section:

The practices and procedures established by the Administrative Committee may permit the Plan to charge a fee to a Participant’s Account to process a qualified domestic relations order.

13.	Section 15.7 of the Plan is amended effective March 28, 2005 to read as follows:

15.7	Unclaimed Amounts

It shall be the sole duty and responsibility of a retired or terminated Participant or a Beneficiary to keep the Trustee and the Employer apprised of that person’s whereabouts and current address. If any benefit to be paid under this Plan cannot be distributed because of the Employer’s or Trustee’s inability, after a reasonable search, to locate a particular Participant or beneficiary legally entitled to such benefit, it shall be handled as follows: If the amount of the benefit exceeds $1,000, it shall be reinstated to the Participant’s account; if the amount of the benefit is $1,000 or less, it will be held by the Trustee in a special forfeiture account. In both cases, the amounts shall be invested in such Investment Fund as the Administrative Committee or the Plan Manager may designate from time to time. If such amount shall remain unclaimed at the time the Plan is finally terminated and the Trust liquidated, the unclaimed amount shall be subject to such other distributions as may be required or permitted by law.

14.	Annex II (Participating Employers) to the Plan as updated by the Plan Manager is confirmed in the form attached hereto.

15.	Annex III (Prior Plans and Protected Benefits) to the Plan as updated by the Plan Manager is confirmed in the form attached hereto.

Executed and adopted by The PNC Financial Services Group, Inc. by its duly authorized delegate this 20th day of December, 2005.

/s/ William E. Rosner
William E. Rosner
Senior Vice President and Chief Human Resources Officer

ANNEX II

PARTICIPATING EMPLOYERS

PNC Bank, N.A.

PNC Capital Markets, Inc.

PNC Alliance, Inc.

PNC Equity Management Inc.

PNC Commercial Management, Inc.

PNC Leasing LLC

PNC Investments, LLC

PNC Bank, Delaware

BlackRock Institutional Management Corporation

BlackRock Capital Management, Inc.

Midland Loan Services, Inc.

BlackRock Advisers, Inc.

BlackRock Financial Management, Inc.

PNC Multifamily Finance, Inc.

PNC Mezzanine Management Corp.

J. Bush & Co., Incorporated

PNC Reit Holding Corp

State Street Research and Mgmt Company

State Street Research Investment Svcs, Inc.

BlackRock Realty Advisors, Inc.

BlackRock HPB Management, LLC

BlackRock Investments, Inc.

Harris Williams & Co. – effective January 1, 2006

Annex II

ANNEX III

PRIOR PLANS AND PROTECTED BENEFITS

PRIOR PLAN NAME	MERGER DATE	PROTECTED BENEFITS (IF ANY)
Citizens Fidelity Corporation Incentive Thrift Plan	January 1, 1989

The Central Bancorporation, Inc. Employees’ Retirement Savings Plan	January 1, 1989

Bank of Delaware Profit Sharing Plan	January 1, 1991

First National Bank of Pennsylvania Employees’ Financial Independence Fund	July 4, 1992

Producer’s Bank Salaried Employees Deferred Compensation Plan	October 1, 1992

Flagship Financial Corporation Profit Sharing and 401(k) Retirement Savings Plan	November 22, 1992

CCNB Corporation Profit Sharing Plan	December 31, 1992

Sunrise Federal Savings & Loan Association 401(k) Thrift Plan	June 30, 1993

Gateway Federal Savings & Loan Association Retirement & Pre-Tax Savings Plan	November 19, 1993

United Federal Bancorp 401(k) Retirement Savings Plan	January 22, 1994

First Eastern Bank 401(k) Plan	October 1, 1994

PNC Mortgage Bank, N.A. Capital Accumulation Plan	January 1, 1995

Chemical Bank NJ NA Cash or Deferred Profit Sharing Plan	October 6, 1995

BlackRock Financial Management LP Plan	January 13, 1995

Indian River Federal Savings Bank 401(k) Plan	October 12, 1995

Brentwood Savings Association Pension Plan	January 31, 1996

Brentwood Financial Corporate Employee Stock Ownership Plan	January 31, 1996

Midlantic Corporation Savings and Investment Plan (the “Midlantic Plan”)	December 31, 1996

Distribution Provisions – Eliminated in accordance with Plan Section 8.4(c)

•        Benefits for any Participant or Beneficiary of a Participant who retired, died or terminated employment at any time prior to July 1, 1993, will be determined under the provisions of the Midlantic Plan as in effect on the date of the Participant’s retirement, death or termination.

•        A Participant in the Midlantic Plan on June 30, 1993 may elect to have the Participant’s account accrued under the Midlantic Plan as of June 30, 1993 distributed in the form of quarterly or annual installment payments over a period of not less than two years and not to exceed ten years with respect to such balance in accordance with the Midlantic Plan.

•        A Participant in the Continental Bank Profit Sharing Plan (the “Continental Plan”) on December 31, 1990 may elect to have the Participant’s account accrued under the Continental Plan as of December 31, 1990 distributed in any of the forms permitted under the Continental Plan in accordance with the Midlantic Plan.

Withdrawal Provisions

•        A Participant in the Midlantic Plan may withdraw all or part of the Participant’s matching contribution account accrued under the Midlantic Plan for any reason in accordance with the Midlantic Plan.

PRIOR PLAN NAME	MERGER DATE	PROTECTED BENEFITS (IF ANY)
Banc One Security Savings Plan	July 1, 1997

Arcand Company Retirement Savings Plan (the “Arcand Plan”)	June 1, 1998

Distribution Provisions – Eliminated in accordance with Plan Section 8.4(c)

•        Benefits for any Participant or Beneficiary who retired, died or terminated employment at any time prior to October 1, 1998, will be determined under the provisions of the Arcand Plan as in effect on the date of the Participant’s retirement, death or termination.

Midland Loan Services, Inc. 401(k) Plan (the “Midland Plan”)	December 31, 1998

Distribution Provisions – Eliminated in accordance with Plan Section 8.4(c)

•        Benefits for any Participant or Beneficiary of such Participant who retired, died or terminated employment at any time prior to May 16, 1998 will be determined under the provisions of the Midland Plan as in effect on the date of the Participant’s retirement, death or termination.

•        A Participant in the Midland Plan on May 15, 1998 may elect to have the Participant’s account accrued under the Midland Plan as of May 15, 1998 distributed in the form of quarterly or annual installment payments over a period of not less than two years and not to exceed ten years with respect to such balance in accordance with the Midland Plan.

Withdrawal Provisions

•        A Participant in the Midland Plan may withdraw all or part of the Participant’s matching contribution account accrued under the Midland Plan for any reason in accordance with the Midland Plan.

Automated Business Development Corporation 401(k) Plan	September 8, 2000

Bank of Tokyo – Mitsubishi, Ltd. 401(k) Savings and Investment Plan	October 10, 2000

PRIOR PLAN NAME	MERGER DATE	PROTECTED BENEFITS (IF ANY)
First Data Corporation Incentive Savings Plan (the “FDC Plan”)	March 30, 2001

Distribution Provisions – Eliminated in accordance with Plan Section 8.4(c)

•        A Participant in the FDC Plan may elect to have the Participant’s account accrued under the FDC Plan distributed in the form of annual, monthly, quarterly or semi-monthly installment payments not to exceed the period equal to the Participant’s life expectancy or the joint life expectancy of the Participant and the Participant’s spouse or in the form of certain annuities in accordance with the FDC Plan.

Withdrawal Provisions

•        A Participant in the FDC Plan may withdraw all or part of the Participant’s employee after-tax contributions and rollover contributions accounts accrued under the FDC Plan for any reason in accordance with the FDC Plan.

•        A Participant in the FDC Plan may withdraw all or part of the Participant’s matching contributions, pre-tax contributions, special contributions, ISP plus contributions and service-related contributions accounts accrued under the FDC Plan at age 59 1/2 in accordance with the FDC Plan.

Vesting Provisions

•        A Participant in the FDC Plan shall continue to vest in the Participant’s account accrued under the FDC Plan in accordance with the vesting schedules contained in the FDC Plan.

Univest Financial Group, LLC 401(k) Plan	April 19, 2001

PNC Retirement Savings Plan (the “RSP”)	September 28, 2001

Eligibility

•        Eligible Employees in the Plan did not include effective June 30, 1996, any Employee who was eligible to participate in the RSP, provided, that on or after January 1, 1998, participants in the RSP participated in the Plan solely with respect to employer matching contributions to be made under the RSP.

Persimmon Research Partner 401(k) Profit Sharing Plan	January 23, 2004

United National Bancorp 401(k) Plan	June 1, 2004

PRIOR PLAN NAME	MERGER DATE	PROTECTED BENEFITS (IF ANY)
Riggs National Corporation 401(k) Plan (the “Riggs Plan”)	June 13, 2005

Vesting Provisions

•        A Participant in the Riggs Plan shall continue to vest in matching contributions made by Riggs National Corporation or its subsidiaries in accordance with the vesting schedules contained in the Riggs Plan.

•        Matching contributions made by Riggs National Corporation or its subsidiaries on account of participants in the Riggs Plan whose employment is terminated by the Employer solely due to job elimination due to work restructuring during the period beginning May 13, 2005 and ending on June 30, 2006, shall fully vest upon such participant’s termination of employment.